Exhibit 10.2

August 7, 2019

PRIVATE & CONFIDENTIAL

Jennifer Ryu

Dear Jenn:

I am pleased to confirm your promotion to Interim Chief Financial Officer of Resources Global Professionals (“RGP” or the “Company”), effective August 23, 2019. In this role, you will report to me as Chief Executive Officer. Below, enumerated are the enhanced terms and conditions of this promotion:

•	Base Salary: This is an exempt position and will be compensated at an annual rate of $325,000, less standard withholdings and authorized deductions, and payable in bi-weekly installments.

•

Incentive Compensation: Beginning this fiscal year (i.e., Fiscal Year 2020), you will be eligible to participate in the Executive Incentive Plan (“EIP”). Additional information regarding the EIP will be provided under separate cover. As such, you will no longer be eligible to participate in any other Company bonus program, including the bonus described in your March 15, 2019 Offer Letter.

All other terms and conditions of employment, including the at-will nature of your employment, remain unchanged.

To confirm your acceptance of our offer and the terms of this letter, please sign below in the space provided and return the original to us within seven (7) business days from the date of this letter.

Jenn, I personally want to express to you our deep gratitude for your service to this Company over the last few months. I am enthusiastic about your continued employment as a member of the senior leadership group of RGP.

Sincerely,

/s/ Kate Duchene
Kate Duchene
Chief Executive Officer

I hereby accept Resources Global Professionals’ offer as described in this letter.

/s/ Jennifer Ryu	8/7/2019
Signature	Date

Resources Global Professionals is an Equal Opportunity Employer.

17101 Armstrong Avenue, Suite 100 Irvine, California 92614 USA

Telephone +1 714 430 6400    www.rgp.com